Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-74242) pertaining to the Acuity Brands, Inc. 401(k) Plan, Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement,

(2)
Registration Statement (Form S-8 No. 333-74246) pertaining to the Acuity Brands, Inc. Long-Term Incentive Plan, Acuity Brands, Inc. Employee Stock Purchase Plan, Acuity Brands, Inc. 2001 Nonemployee Directors' Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-123999) pertaining to the Acuity Brands, Inc. 401(k) Plan,
(4)	Registration Statement (Form S-8 No. 333-126521) pertaining to the Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated),
(5)
Registration Statement (Form S-8 No. 333-138384) pertaining to the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (as amended and restated),

(6)	Registration Statement (Form S-8 No. 333-152134) pertaining to the Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated),
(7)	Registration Statement (Form S-8 No. 333-179243) pertaining to the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan, and
(8)	Registration Statement (Form S-8 No. 333-185971) pertaining to the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan;
of our reports dated October 29, 2013, with respect to the consolidated financial statements and schedule of Acuity Brands, Inc., and the effectiveness of internal control over financial reporting of Acuity Brands, Inc., included in this Annual Report (Form 10-K) of Acuity Brands, Inc., for the year ended August 31, 2013.

/s/ Ernst & Young LLP
Atlanta, Georgia
October 29, 2013